Exhibit 99.1

Calabasas, California (Business Wire) – April 27, 2005 – Beverly Hills Bancorp Inc. (the “Company” or “BHBC”) (NASDAQ-NNM:BHBC), the parent company of First Bank of Beverly Hills, F.S.B., reported net income for the quarter ended March 31, 2005 of $3.5 million, or $0.16 per diluted share, compared with $2.4 million, or $0.11 per diluted share, for the quarter ended March 31, 2004.

The Company’s consolidated results for the first quarter of 2004 include the results of its former loan servicing subsidiary, Wilshire Credit Corporation (“WCC”), which was sold to Merrill Lynch Mortgage Capital Inc. in the second quarter of 2004. Income from continuing operations, excluding the results of WCC, increased by 77%, from $2.0 million ($0.09 per diluted share) for the quarter ended March 31, 2004 to $3.5 million ($0.16 per diluted share) for the quarter ended March 31, 2005.

Pre-tax income from continuing operations increased from $3.4 million for the first quarter of 2004 to $6.1 million for the first quarter of 2005. The Company’s income tax provision of $2.6 million for the first quarter of 2005 includes approximately $0.6 million that is not expected to be paid due to the utilization of the Company’s net operating loss carryforward.

The increase in net income for the first quarter of 2005 reflects a $2.3 million increase in net interest income and a $0.2 million decrease in operating expenses. In addition, the Company did not record a provision for loan losses in the first quarter of 2005, compared with a provision of $0.1 million for the first quarter of 2004.

The Company’s stockholders’ equity decreased by $1.3 million during the three months ended March 31, 2005 to $168.9 million, or $7.87 book value per diluted share, notwithstanding the Company’s net income of $3.5 million. This decrease was due to after-tax unrealized losses of $2.3 million on the Company’s portfolio of available-for-sale securities as a result of recent increases in market interest rates, and cash dividends of $2.6 million.

Financial Highlights

The following tables present selected financial information for the Company for the periods and as of the dates indicated:

Operating Data:

	Quarter Ended March 31,
	2005	2004
	(Dollars in thousands, except per-share data)
Net income	$3,488	$2,445
Earnings per share - diluted	0.16	0.11
Income from continuing operations	3,488	1,969
Earnings per share from continuing operations - diluted	0.16	0.09
Income from continuing operations before taxes	6,066	3,365
Net interest income	9,129	6,783
Net interest margin	2.88%	2.74%
Net interest spread	2.62%	2.49%
Return on average assets (annualized)	1.05%	0.94%
Return on average equity (annualized)	8.29%	7.70%
Return on average assets from continuing operations (annualized)	1.05%	0.76%
Return on average equity from continuing operations (annualized)	8.29%	6.20%
Efficiency ratio	38.19%	53.26%

Balance Sheet Data:	March 31, 2005	December 31, 2004	March 31, 2004
	(Dollars in thousands, except per-share data)
Total assets	$1,374,677	$1,338,887	$1,200,444
Stockholders’ equity	168,869	170,139	130,838
Book value per share - diluted	7.87	7.93	6.10

Over the previous two years, the Company determined that it was more likely than not that it would realize substantially all of its consolidated deferred tax assets, primarily those related to its net operating loss carryforwards that can be used to offset taxable income in future years. Consequently, the Company reduced the valuation allowance applicable to its deferred tax assets, and, in accordance with generally accepted accounting principles (“GAAP”), recorded corresponding increases to stockholders’ equity. These adjustments increased the Company’s average stockholders’ equity by $41.9 million and $19.8 million, respectively, for the quarters ended March 31, 2005 and 2004. Excluding the effects of these direct adjustments to stockholders’ equity, the Company’s annualized return on equity on a non-GAAP basis would have been 11.0% for the first quarter of 2005 (as compared to 8.29%) and 9.10% for the first quarter of 2004 (as compared to 7.70%). The Company believes that this provides a better comparison of the annualized return on equity between these two quarters, since the reduction in valuation allowance for the deferred tax asset increased average equity in significantly disproportionate amounts between the quarters.

The first quarter 2005 results at the Company’s operating segments were as follows:

Banking Operations

The Company’s banking subsidiary, First Bank of Beverly Hills, F.S.B. (the “Bank”), recorded pre-tax income of $6.8 million for the quarter ended March 31, 2005, compared with $4.3 million for the quarter ended March 31, 2004.

The Bank’s highlights for the first quarter of 2005 included the following:

•	The Bank’s net interest income was $9.1 million for the first quarter of 2005, an increase of 41% over the first quarter 2004 results. Average earning-asset volume totaled $1.3 billion for the three months ended March 31, 2005, compared with $926 million for the three months ended March 31, 2004.

•	The Bank’s net interest margin increased by 11 basis points, from 2.80% for the first quarter of 2004 to 2.91% for the first quarter of 2005. The higher margin was due primarily to increases both in the volume of the Bank’s loan portfolio and in the share of loans as a proportion of the Bank’s total earning asset portfolio.

•	The Bank’s net interest spread increased by 12 basis points, from 2.53% for the first quarter of 2004 to 2.65% for the first quarter of 2005. Despite the recent increase in interest rates, the Bank’s overall cost of funds declined by 3 basis points compared with the first quarter of 2004, primarily as a result of the maturity of some of its older, higher-costing borrowing facilities.

•	The Bank originated and purchased an aggregate of $26.4 million in commercial real estate and multi-family mortgage loans during the quarter ended March 31, 2005. The Bank’s loan growth slowed in the first quarter of 2005, primarily due to the increase in interest rates, which reduced the number of refinancings, and also due to increasing competitiveness in loan pricing. However, the Bank’s pipeline of loans in process increased by $58.5 million during the quarter to $165.7 million, indicating the potential for higher loan originations in the future. The Bank also anticipates increasing its loan purchasing activity.

•	The Bank purchased $48.9 million of mortgage-backed and other investment securities during the first quarter of 2005.

•	The Bank completed the construction of a new branch at its corporate offices in Calabasas. This branch opened and became fully operational in March 2005.

•	As of March 31, 2005, the Bank’s risk-based capital ratio was 12.2%, exceeding the 10.0% ratio required to be categorized as “well capitalized” under applicable regulations.

The following tables present selected operating and balance sheet data for the Bank for the periods and as of the dates indicated:

Operating Data:

	Quarter Ended March 31,
	2005	2004
	(Dollars in thousands)
Net income	$3,913	$2,520
Income before taxes	6,806	4,345
Net interest income	9,131	6,476
Net interest margin	2.91%	2.80%
Net interest spread	2.65%	2.53%
Return on average assets (annualized)	1.20%	1.06%
Return on average equity (annualized)	13.86%	11.42%
Efficiency ratio	31.42%	39.81%

Balance Sheet Data:

	March 31, 2005	December 31, 2004	March 31, 2004
	(Dollars in thousands)
Total assets	$1,337,116	$1,298,625	$1,129,780
Loans, net of allowance for loan losses	907,086	915,447	754,072
Deposits	584,283	580,085	636,126
Equity	111,394	109,775	91,265
Total assets per employee	21,566	21,644	20,922
Nonperforming assets	2,692	6,304	6,436
Nonperforming assets to total assets	0.20%	0.49%	0.57%
Risk-based capital ratio	12.22%	11.88%	12.10%

Non-Banking Operations

The Company’s expenses that are not attributable to its discrete lines of business are recorded at the parent company. These expenses included interest expense on junior subordinated debentures of $0.3 million for the quarter ended March 31, 2005, compared with $0.2 million for the quarter ended March 31, 2004, and $0.2 million in professional fees related to the implementation of Sarbanes-Oxley Section 404. In addition, the Company incurred $0.1 million in litigation defense costs of former management in the first quarter of 2005, compared with $0.3 million in the first quarter of 2004. The Company expects these litigation costs to continue to decline in future periods.

WFC Inc. (“WFC”), the Company’s mortgage investments subsidiary, recorded pre-tax income of $257,000 for the quarter ended March 31, 2005, compared with $342,000 for the quarter ended March 31, 2004. This decrease was due primarily to a decline in interest income on loans following WFC’s sale of $24 million unpaid principal balance of loans in December 2004.

“Although we have experienced a slowdown in loan growth during the first quarter, we are pleased to continue to report increased net earnings and net interest margin, along with asset growth, coupled with reduced operating expenses,” stated Joseph W. Kiley III, the Company’s Chief Executive Officer. “In addition, we continue to see improvement in our asset quality as we maintain our lending focus in strong real estate markets.”

For further information, please see our website (www.fbbh.com) for our 10-Q Report and related communications (available on or before May 10, 2005).

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition and results of operations. These forward-looking statements are not historical facts but rather are based on current expectations, estimates, and projections about our industry, our beliefs and our assumptions. Words such as “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the condition of the real estate market, the availability and conditions of financing for loan pool acquisitions, mortgage-backed securities and other financial assets as well as interest rates. Readers of this release are cautioned not to place undue reliance on these forward-looking statements.

Contact Information:

Joseph W. Kiley III

Chief Executive Officer

(800) 515-1616

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands, except share data)

	March 31, 2005	December 31, 2004
ASSETS

Cash and cash equivalents	$37,605	$15,526
Government-sponsored enterprise mortgage-backed securities available for sale, at fair value	130,117	140,777
AAA mortgage-backed securities available for sale, at fair value	187,086	166,339
Other mortgage-backed securities available for sale, at fair value	13,266	345
Investment securities available for sale, at fair value	13,762	13,819
Investment securities held to maturity, at amortized cost (fair value of $9,765 and $9,795)	9,670	9,657
Loans, net of allowance for loan losses of $7,260 and $7,277	907,033	915,383
Discounted loans, net of allowance for loan losses of $1,273 and $3,506	1,831	2,360
Stock in Federal Home Loan Bank of San Francisco, at cost	23,257	22,681
Real estate owned, net	9	1,769
Leasehold improvements and equipment, net	1,154	854
Accrued interest receivable	6,020	5,333
Deferred tax asset, net	36,761	37,412
Goodwill, net	3,054	3,054
Other tangible assets, net	64	129
Prepaid expenses and other assets	3,988	3,449

TOTAL	$1,374,677	$1,338,887

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Noninterest-bearing deposits	$3,597	$4,473
Interest-bearing deposits	546,195	537,487
Repurchase agreements	143,000	120,000
Accounts payable and other liabilities	22,850	10,559
FHLB advances	468,837	474,837
Junior subordinated notes payable to trust	20,619	20,619
Investor participation liability	710	773

Total liabilities	1,205,808	1,168,748

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 0 shares outstanding	—	—
Common stock, $0.01 par value, 90,000,000 shares authorized, 26,790,888 and 26,777,554 shares issued (including treasury shares of 5,639,368)	268	268
Additional paid-in capital	164,884	164,740
Treasury stock, 5,639,368 shares, at cost	(15,224)	(15,224)
Retained earnings	22,288	21,442
Accumulated other comprehensive loss, net	(3,347)	(1,087)

Total stockholders’ equity	168,869	170,139

TOTAL	$1,374,677	$1,338,887

BEVERLY HILLS BANCORP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except share data)

	Quarter Ended March 31,
	2005	2004
INTEREST INCOME:
Loans	$13,148	$9,696
Mortgage-backed securities	3,427	2,620
Securities and federal funds sold	351	306

Total interest income	16,926	12,622

INTEREST EXPENSE:
Deposits	3,214	3,113
Borrowings	4,583	2,726

Total interest expense	7,797	5,839

NET INTEREST INCOME	9,129	6,783
(RECAPTURE OF) PROVISION FOR LOSSES ON LOANS	(4)	114

NET INTEREST INCOME AFTER (RECAPTURE OF) PROVISION FOR LOSSES ON LOANS	9,133	6,669

OTHER INCOME:
Loan related fees and charges	313	209
Deposit fees and charges	20	98
Gain on sales of loans, net	—	47
Gain on sale of securities, net	—	273
Real estate owned, net	207	58
Investor participation interest	(34)	(90)
Other income, net	172	65

Total other income	678	660

OTHER EXPENSES:
Compensation and employee benefits	1,869	1,822
Professional fees	706	820
Occupancy	260	185
FDIC insurance premiums	84	108
Data processing	105	144
Insurance	173	118
Depreciation	55	90
Amortization of intangibles	65	65
Directors expense	135	156
Other general and administrative expense	293	456

Total other expenses	3,745	3,964

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX PROVISION	6,066	3,365
INCOME TAX PROVISION	2,578	1,396

INCOME FROM CONTINUING OPERATIONS	3,488	1,969

DISCONTINUED OPERATIONS:
INCOME FROM OPERATIONS OF DISCONTINUED SEGMENT	—	814
INCOME TAX PROVISION	—	338

INCOME FROM DISCONTINUED OPERATIONS	—	476

NET INCOME	$3,488	$2,445

Earnings per share – Basic:
Income from continuing operations	$0.17	$0.10
Discontinued operations	—	0.02

Net income	$0.17	$0.12

Earnings per share – Diluted:
Income from continuing operations	$0.16	$0.09
Discontinued operations	—	0.02

Net income	$0.16	$0.11

Weighted average number of shares – Basic	21,138,964	20,022,989
Weighted average number of shares – Diluted	21,465,008	21,288,258